EXHIBIT 10.07

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(a)(6) of Regulation S-K.

This exhibit is an English translation of a foreign language document. The Company hereby agrees to furnish to the SEC, upon request, a copy of the foreign language document.

EMPLOYMENT AGREEMENT No. 24-161

city of Almaty
September 16, 2024
Freedom Holding Operations Limited Liability Partnership, established in accordance with the legislation of the Republic of Kazakhstan, BIN 240340008470, located at: Republic of Kazakhstan, Almaty, Bostandyk District, Al-Farabi Avenue, 77/7, Building 3A, postal code 050040, represented by Kashkimbaeva Zarina Khairatovna, Executive Director of HR Department, acting on the basis of Power of Attorney No. 05/13 dated May 13, 2024 (hereinafter the "Employer" or the "Company"), of the one part, and

Full name: Lee Alexey Vladislavovich
Citizenship: Kazakhstan
Registered address / registration address: [***]
Actual place of residence: [***]
Contact telephone: [***]
Identity document: No. [***], issued by [***] on [***]
IIN (Individual Identification Number): [***]
(hereinafter the "Employee"), of the other part, jointly referred to as the "Parties," and individually as a "Party," have entered into this employment agreement (hereinafter the "Agreement") as follows:

ARTICLE 1. SUBJECT OF THE AGREEMENT.
1.1 In accordance with the terms of the Agreement, the Employer accepts the Employee for employment and assigns to him the performance of duties as Advisor.
1.2 The Parties agree that the Employee may be seconded by the Employer to perform his labor duties for another legal entity (hereinafter the "Host Party") under a personnel-supply services agreement concluded between the Employer and the Host Party, and the Employee agrees that the Employer may fulfil its labor obligations to the Employee toward the Host Party.
1.3 The Employee performs his labor process remotely, outside the Employer's place of location, using information and communication technologies in the course of his work, from the city of Denver, State of Colorado, USA.

ARTICLE 2. TERM OF THE AGREEMENT.
2.1 The Employee's commencement of performance of labor duties under this Agreement shall be deemed to be September 16, 2024.
2.2 This Agreement is valid for 1 (one) year or for an indefinite term. Upon expiry of the term of this Agreement, the Parties have the right to extend it for an indefinite term or for a fixed term of not less than one year. The number of extensions of the Agreement for a fixed term of not less than one year may not exceed two.
2.3 The Employer establishes for the Employee a probationary period of 3 (three) months' duration, commencing on the date specified in clause 2.1 of this Agreement. The probationary period does not include days on which the Employee was physically absent from the workplace.
2.4 In the event of a negative result of the Employee's work during the probationary period, the Employer has the right to terminate the Agreement with him, having provided him with written notice indicating the reasons that served as grounds for recognizing the Employee as not having passed the probationary period.
2.5 If the probationary period has expired and neither Party has demanded termination of the Agreement, the Employee shall be deemed to have passed the probationary period.

ARTICLE 3. RIGHTS AND OBLIGATIONS OF THE PARTIES.
3.1 The rights and obligations of the Parties are determined by this Agreement, the Employer's acts and the collective agreement (if any), as well as by applicable legislation of the Republic of Kazakhstan.

3.2. The Employee shall be obliged to:
3.2.1. provide the Employer with the documents required under the legislation of the Republic of Kazakhstan for concluding the Agreement;
3.2.2. perform labor duties in accordance with the agreements, this Agreement, the collective agreement (if any), and the Employer's acts;
3.2.3. observe labor discipline, namely comply with and duly perform the obligations established by regulatory legal acts of the Republic of Kazakhstan, agreements concluded under social-partnership arrangements, this Agreement, the collective agreement (if any), acts of the Employer, the Employer's constituent documents and applicable legislation of the Republic of Kazakhstan;
3.2.4. comply with labor safety and protection requirements, fire safety and industrial sanitation requirements at the workplace;
3.2.5. treat the Employer's property with care and use any equipment necessary and (or) provided to him for the performance of his official duties carefully and as intended. The Employee shall be obliged to compensate for damage caused by breach of this obligation, in the procedure established by applicable legislation of the Republic of Kazakhstan;
3.2.6. inform the Employer of any situation posing a threat to the life and health of people and to the safety of the property of the Employer and its employees, as well as of the occurrence of a stoppage;
3.2.7. the Employee acknowledges that any deliberate non-compliance or gross violation of the requirements provided for in this Agreement, as well as repeated or single violations causing losses or harm to the Employer's business or property, may result in disciplinary measures being applied to the Employee or termination of the Agreement by the Employer in accordance with applicable legislation of the Republic of Kazakhstan;
3.2.8. not disclose information constituting an official, commercial or other legally protected secret that became known to him in connection with the performance of labor duties, including compliance with the requirements of Article 4 of the Agreement;
3.2.9. compensate the Employer for damage caused, within the limits established by the Labor Code of the Republic of Kazakhstan, as well as by the Agreement (arrangement) on non-competition and other agreements signed by the Parties;
3.2.10. upon completion of professional training, retraining or advanced training at the Employer's expense, work for the Employer for the period agreed in the training agreement. In the event of termination of the Agreement prior to expiry of the term established in the training agreement, at the Employee's initiative or at the Employer's initiative due to the Employee's fault, the Employee shall reimburse the Employer for expenses associated with his training, in proportion to the unworked period of obligatory service;
3.2.11. in the event of any change in his personal data, notify the Employer thereof in writing no later than 10 (ten) working days from the date the changes occur. In the event of a change of surname, the Employee shall be obliged to provide the Employer with documents for a new surname (identity document) and a document confirming the grounds for the change of surname (marriage certificate, certificate of name change, divorce certificate, etc.);
3.2.12. immediately notify the Employer or a representative of the Host Party of any industrial injury or other harm to employees' health, signs of occupational disease (poisoning), as well as of any situation creating a threat to the life and health of people;
3.2.13. notify the Employer of the establishment of disability or other deterioration of health preventing continuation of labor duties;
3.2.14. comply with the requirements of the state labor inspector, the technical labor-protection inspector, internal control specialists, and the therapeutic and health-improvement measures prescribed by medical institutions;
3.2.15. undergo training, instruction and knowledge testing on labor safety and protection in the procedure established by the Employer and provided for by the legislation of the Republic of Kazakhstan;
3.2.16. comply with the requirements of the Host Party's norms, rules and instructions on labor safety and protection;
3.2.17. undergo preventive medical examinations at the request of the Host Party, in cases provided for by an act of the Host Party;
3.2.18. perform other duties provided for by applicable legislation of the Republic of Kazakhstan.

3.3. The Employee shall have the right to:

3.3.1. conclude, amend, supplement, terminate and cancel this Agreement in the procedure established by applicable legislation of the Republic of Kazakhstan and the Agreement;
3.3.2. demand that the Employer fulfil the terms of this Agreement and of the collective agreement (if any);
3.3.3. working conditions meeting safety and hygiene requirements as defined by this Agreement;
3.3.4. obtain complete and reliable information on the state of working conditions and labor protection;
3.3.5. association, including the right to form a trade union, and, if he joins one, to membership therein, and to representation and protection of his labor rights;
3.3.6. protection of his rights and legitimate interests by all means not prohibited by law;
3.3.7. timely and full payment of wages in accordance with the terms of the Agreement and the collective agreement (if any);
3.3.8. rest, including annual paid labor leave;
3.3.9. payment for downtime in accordance with the Labor Code of the Republic of Kazakhstan;
3.3.10. participation, through his representatives, in collective negotiations and in the drafting of the collective agreement, and to familiarize himself with the signed collective agreement (if any);
3.3.11. compensation for harm caused to health in connection with the performance of labor duties;
3.3.12. mandatory social insurance;
3.3.13. insurance against accidents in the performance of labor (official) duties;
3.3.14. guarantees and compensation payments provided for by this Agreement and legislation;
3.3.15. equal pay for equal work, without any discrimination;
3.3.16. apply for resolution of an individual labor dispute, sequentially, to a conciliation commission or a court, in the procedure provided for by legislation;
3.3.17. provision of means of individual and collective protection, in accordance with the requirements provided for by legislation of the Republic of Kazakhstan, this Agreement and the collective agreement (if any);
3.3.18. resolution of individual and collective labor disputes, including the right to strike, in the procedure established by the laws of the Republic of Kazakhstan;
3.3.19. protection of personal data held by the Employer;
3.3.20. a workplace equipped in accordance with labor safety and protection requirements;
3.3.21. provision of sanitary and welfare facilities and means of individual and collective protection in accordance with labor safety and protection requirements, this Agreement and the collective agreement;
3.3.22. personal participation, or participation through his representatives, in the inspection and review of matters relating to improvement of working conditions and labor safety and protection;
3.3.23. refusal to perform work in the event the Employer fails to provide the Employee with means of individual and (or) collective protection when a situation arises posing a threat to his health or life, with written notice to his immediate supervisor or the Employer;
3.3.24. obtaining, in the procedure established by legislation of the Republic of Kazakhstan, the education and vocational training necessary for the safe performance of labor duties;
3.3.25. receiving reliable information from the Employer/Host Party on the characteristics of the workplace and the organization's territory, the state of working conditions, safety and labor protection, existing occupational risks to life and health, and the measures for protection against exposure to harmful and (or) dangerous production factors;
3.3.26. retention of average wages for the time the organization's operations are suspended due to non-compliance with labor safety and protection requirements;
3.3.27. exercise of other rights provided for by applicable legislation.

3.4. The Employer shall be obliged to:
3.4.1. comply with the requirements of the labor legislation of the Republic of Kazakhstan, agreements concluded under social-partnership arrangements, the Agreement, the collective agreement (if any), and acts issued by the Employer;
3.4.2. conclude the Agreement with the Employee when hiring, in the procedure and on the terms established by the Labor Code of the Republic of Kazakhstan;
3.4.3. provide the Employee with the work stipulated by the Agreement;
3.4.4. familiarize the Employee with the internal labor regulations of the Company, other acts of the Employer directly related to the Employee's work (labor function), and the collective agreement (if any);
3.4.5. consider proposals from employees' representatives and provide employees' representatives with complete and reliable information necessary for conducting collective negotiations, concluding collective agreements, and monitoring their performance;
3.4.6. conduct collective negotiations in the procedure established by the Labor Code of the Republic of Kazakhstan;
3.4.7. provide the Employee with working conditions in accordance with the labor legislation of the Republic of Kazakhstan, the Agreement and the collective agreement (if any);

3.4.8. provide the Employee, at its own expense, with the equipment, tools, technical documentation and other means necessary for the performance of his labor duties;
3.4.9. pay the Employee's wages and other payments provided for by regulatory legal acts of the Republic of Kazakhstan, the Agreement, and acts of the Employer, in a timely manner and in full;
3.4.10. provide information to the authorized employment authority in accordance with the requirements of the legislation of the Republic of Kazakhstan on employment of the population;
3.4.11. exercise internal control over labor safety and protection;
3.4.12. carry out the orders of state labor inspectors;
3.4.13. suspend work if its continuation creates a threat to the life or health of the Employee or other persons;
3.4.14. carry out mandatory social and mandatory medical insurance of the Employee and pay the related contributions;
3.4.15. insure the Employee against accidents in the performance of his labor (official) duties;
3.4.16. grant the Employee annual paid leave;
3.4.17. ensure the safekeeping and transfer to the state archive of documents confirming the Employee's employment record, and information on deductions and contributions of funds toward his pension provision;
3.4.18. warn the Employee of harmful and (or) dangerous working conditions and the possibility of occupational disease;
3.4.19. take measures to prevent risks in the workplace and in technological processes, carry out preventive work taking into account production and scientific-technical progress; keep records of working time, including overtime work, work under harmful and (or) dangerous conditions, and heavy work performed by the Employee;
3.4.20. keep records of the time worked, including time worked by the Employee on overtime work, in harmful and (or) dangerous working conditions, and on heavy work;
3.4.21. compensate for harm caused to the life and health of the Employee in the performance of his labor (official) duties in accordance with the Labor Code of the Republic of Kazakhstan and other laws of the Republic of Kazakhstan;
3.4.22. require, when hiring, the documents necessary for concluding the Agreement in accordance with applicable legislation;
3.4.23. collect, process and protect the Employee's personal data in accordance with the legislation of the Republic of Kazakhstan on personal data protection;
3.4.24. perform other duties provided for by applicable legislation of the Republic of Kazakhstan.

3.5. The Employer shall have the right to:
3.5.1. freedom of choice when hiring;
3.5.2. amend, supplement, terminate and cancel the Agreement with the Employee in the procedure established by legislation;
3.5.3. issue, within the limits of its authority, acts of the Employer, including orders, directives, instructions, regulations, internal labor regulation rules and other documents in accordance with the legislation of the Republic of Kazakhstan;
3.5.4. create and join associations for the purpose of representing and protecting its rights and interests;
3.5.5. require the Employee to fulfil the terms of the Agreement, the collective agreement (if any), the internal labor regulation rules and other acts of the Employer;
3.5.6. encourage employees, impose disciplinary sanctions, and hold employees liable for material damage in the cases and procedure provided for by the Labor Code of the Republic of Kazakhstan;
3.5.7. reimbursement of harm caused by the Employee in the performance of his labor duties, in accordance with legislation;
3.5.8. apply to court to protect its rights and legitimate interests in the labor sphere;
3.5.9. set a probationary period for the Employee;
3.5.10. provide employees with vocational training, retraining and advanced training in accordance with the Labor Code;
3.5.11. reimbursement of its expenses associated with the Employee's training at educational institutions on the Employer's referral, in accordance with an agreement (training agreement);
3.5.12. apply for resolution of an individual labor dispute, sequentially to a conciliation commission and a court, in the procedure provided for by the Labor Code of the Republic of Kazakhstan;
3.5.13. remove the Employee from work and hold him disciplinarily liable in the event of violation of labor safety and protection requirements, in the procedure established by the Labor Code of the Republic of Kazakhstan;
3.5.14. exercise other rights provided for by applicable legislation of the Republic of Kazakhstan.

ARTICLE 4. CONFIDENTIAL INFORMATION.

4.1. Confidential Information of the Employer/Host Party means the Documentation (as defined in clause 4.2 of the Agreement), as well as other information constituting a commercial, financial or official secret, undisclosed information, secrets and production technology, results of intellectual activity and objects of intellectual property and copyright, any information about partners, information on the structure of the Company's management, information on tax-planning and tax-optimization methods, and other protected information of any member of the Group of Persons (as defined in clause 4.3 of the Agreement). Confidential Information includes, among other things, data relating to the individual, as well as any financial, commercial and other activities of any member of the Group of Persons, information on the labor duties of employees, the amount of their salary and remuneration, personal data of employees of the Group of Persons, as well as any other information determined by the Employer/Host Party as confidential and the disclosure of which could be regarded by the Employer/Host Party as activity causing harm to the Employer/Host Party, its clients or partners, or as relating to commercial transactions and other types of activity of the Employer/Host Party and (or) its clients, including documents provided by the Employee in the course of his labor activity (hereinafter "Documentation"), intended solely for use by the Employer/Host Party and constituting its exclusive property.
Neither the Employer nor members of the Group of Persons is obliged to designate the above-mentioned information as Confidential Information in order for it to be so qualified.
4.2. "Documentation" means any records, memoranda, information, data, objects of intellectual property and copyright, media of electronic information, films, photographs, samples of products, drawings, sketches, in any form and on any medium (paper, electronic or other), relating to any member of the Group of Persons, including, among other things, relating to its activities, production products, technological processes, software and program codes, information on clients and their brokerage/investment accounts, commercial transactions and other matters, prepared by any persons (including, among other things, the Employee). The Documentation is the exclusive property of the Employer, unless it is the property of another member of the Group of Persons.
4.3. "Group of Persons" means: the Employer, the Host Party, their clients, founders, other persons connected with the Employer/Host Party besides the Employee, counterparties under agreements, persons related to the Employer/Host Party, including affiliated legal entities and individuals as defined in accordance with the legislation of the Republic of Kazakhstan.
4.4. Use of Confidential Information means any use, practical application, study, disclosure, publication of Confidential Information (in whole or in part) by the Employee, provision by the Employee of access to Confidential Information (in whole or in part) to other persons lacking proper authorization, use for personal purposes, and other acts or omissions of the Employee which may lead to a violation of the legitimate interests of any member of the Group of Persons with respect to Confidential Information.
4.5. The Employee shall be obliged to keep Confidential Information secret and shall not be entitled to use it in any way, except: use in the course of his official duties in the interests of the Employer/Host Party, and where disclosure of Confidential Information is mandatory for the Employee at the request of authorized state bodies of the Republic of Kazakhstan or a court in accordance with legislation of the Republic of Kazakhstan. The Employee shall be obliged to notify the Employer/Host Party immediately of the necessity for, and of, any disclosure of Confidential Information.
4.6. The Employee is prohibited from taking Documentation outside the offices of the Employer/Host Party and from using Confidential Information, including sending it and copying it onto any medium, by e-mail, using facsimile communication or the like, or by any other means, in a manner that allows its disclosure and (or) dissemination without the Employer's appropriate permission.
4.7. Upon termination of the Agreement and of the labor relationship for any reason, the Employee shall, immediately and without delay, within 2 (two) days, hand over (provide) to the Employer all Documentation and any other property of the Employer or its affiliates that is in the Employee's possession or under his control, and he shall not be entitled to retain copies of such Documentation.
4.8. In the case referred to in clause 4-6 of the Agreement, the Employee shall bear full liability (including compensation for losses) in accordance with applicable legislation of the Republic of Kazakhstan.

ARTICLE 5. INTELLECTUAL PROPERTY.
5.1. All proprietary (exclusive) rights of the Employee to intellectual property objects/elements thereof (including, but not limited to, computer programs/elements thereof) created/developed by the Employee in the course of performing his labor/official duties and (or) an official assignment of the Employer for the development and (or) refinement of such objects/parts of intellectual property objects (hereinafter "Service Work") belong to the Employer in accordance with the legislation of the Republic of Kazakhstan and international treaties, in full, from the moment the Service Work is created. The right of access to the Service Work for an indefinite circle of persons (the right of disclosure) of Service Work created/created in the course of performance of labor duties or an official assignment of the Employer belongs to the Employer. The Employer has the right to renounce a previously made decision on disclosure of the Service Work (the right of withdrawal).
5.2. The Employee hereby agrees that all proprietary (exclusive) rights of the Employee to objects of intellectual property (including, but not limited to, computer programs/elements thereof), as well as the Employee's rights to obtain any protection document for objects of intellectual property and copyright, including an innovation patent, patent, trademark registration certificate, or certificate of state registration of copyright (hereinafter "Protection Document"), created by the Employee using the Employer's information, capabilities, material, technical and other resources, shall be transferred (assigned) in full, from the moment such objects of intellectual property are created, to the Employer.
5.3. The Employer shall have the exclusive (proprietary) right to use/dispose of the Service Work(s) [and/or the intellectual property object(s) specified in clause 5.2 of the Agreement], in any form and by any means, meaning the right to perform, permit or prohibit the performance of any actions, including but not limited to:
5.3.1. reproducing the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement] (right of reproduction);
5.3.2. distributing the original or copies of the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement] by any means: sale, exchange, lease (rental), and other transactions, including via the open information and communications network (right of distribution);
5.3.3. importing copies of the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement] for purposes of distribution (right of import);
5.3.4. publicly displaying the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement] (right of public display);
5.3.5. communicating the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement] to the public (right of communication to the public);
5.3.6. publicly communicating the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement] (communicating the work to the public), including broadcasting over the air or by cable (right of public communication);
5.3.7. communicating the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement] over the air, including the initial and (or) subsequent broadcast for public information (right of broadcast);
5.3.8. communicating the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement] by cable, including the initial and (or) subsequent transmission for public information (right of cable communication);
5.3.9. subsequently reworking (supplementing, modifying), using the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement] as a basis for creating other objects, or otherwise reworking the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement]. Reworking is understood to include, without limitation, the creation of a derivative work (adaptation, etc.) (right of adaptation);
5.3.10. alienating and (or) encumbering in any manner the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement];
5.3.11. performing other actions not contrary to applicable law.
(1) The exclusive right presupposes the Employer's right to use the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement] in any manner at its own discretion, as well as to grant permission to third parties to use the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement], or to assign the right to the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement], for the entire term of validity of the exclusive right to the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement], in the territory of any country in the world where the exclusive right to the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement] is protected.
5.4. The Employee agrees that the wages paid to him by the Employer under this Agreement constitute proper and exclusive authorial remuneration of the Employee for the Service Work [and/or the intellectual property object specified in clause 5.2 of the Agreement].
5.5. The Employee shall transfer the Service Work (the intellectual property object) [and/or the intellectual property object specified in clause 5.2 of the Agreement] created in the course of the Employee's performance of his labor duties or an official assignment of the Employer [and/or the intellectual property object specified in clause 5.2 of the Agreement] to the Employer, under a transfer-and-acceptance act, or within the framework of official correspondence for the storage of the working file in the material and technical base of the Employer or its agents providing the Employer and (or) the companies of its corporate group with information and technical services.
5.6. The Employee has no right to use, without the Employer's consent, developments (source code, drawings, models, etc.) that he created or that he acquired during the term of the Agreement.

The Employer has the right, when using the Service Work in any manner, to indicate its own name as the right-holder of the intellectual property object.
The Employee agrees that, when the Employer uses the Service Work, the Employee's name as author of the Service Work, or of the official work, shall not be indicated, and the Employee shall not require that it be indicated.
Article 5 shall remain in effect after termination of this Agreement and termination of the labor relationship with the Employee.

ARTICLE 6. BUSINESS TRIPS AND TRANSFERS.
6.1. The Employee acknowledges that he may from time to time be sent on business trips to other regions of the Republic of Kazakhstan and abroad, on matters and in the interests of the Employer arising from this Agreement, within the limits permitted by the legislation of the Republic of Kazakhstan.
6.2. In the event the Employee is sent on a business trip to another location, the Employer shall compensate the Employee for:
6.2.1. per-diem allowances for calendar days spent on the business trip, including time spent travelling;
6.2.2. travel expenses to and from the place of destination;
6.2.3. accommodation rental expenses;
6.2.4. other expenses provided for by a separate agreement with the Employer.
6.3. With the Employee's consent, transfer of the Employee to another job is permitted, including:
6.3.1. change of the Employee's labor function, i.e., performance of work in a different position, specialty, profession or qualification;
6.3.2. assignment of work the performance of which changes the working conditions (amount of wages, working-hours and rest-time regime, benefits and other conditions) stipulated by this Agreement;
6.3.3. transfer to a separate structural subdivision of the Employer;
6.3.4. transfer to another location together with the Employer.
6.4. If necessary, in accordance with the requirements of applicable legislation of the Republic of Kazakhstan, transfer of the Employee to another job shall be formalized by making corresponding amendments to this Agreement and to the Employer's act.
6.5. Transfer of the Employee is not deemed to be relocation to another workplace and does not require the Employee's prior consent when relocated to another workplace within the Company, or to another structural subdivision of the Employer within the same location, in the same position, specialty, profession and qualification stipulated by this Agreement, provided the Employee continues to work in accordance with his specialty or profession corresponding to his qualification.

ARTICLE 7. WORKING CONDITIONS AND LABOR PROTECTION. INSURANCE.
7.1. The work assigned under the Agreement is not classified as heavy work, or work with harmful, especially harmful, or dangerous working conditions.
7.2. The Employee shall not be permitted to work independently until he has undergone preliminary training, internship, instruction, knowledge testing, and completed other mandatory formalities (where such are required) under the legislation of the Republic of Kazakhstan for the Employee's admission to work, on matters of labor safety and protection. Until such time, the Employee shall have no right to perform the work independently.
7.3. The Employer undertakes to create for the Employee the sanitary and hygienic conditions provided for by the legislation of the Republic of Kazakhstan, as well as such other conditions as agreed by the Parties for performance by the Employee of the labor function stipulated by the Agreement.
7.4. The Employer shall provide the Employee with a workplace at the Employer's place of work, located at the place of work determined by the Agreement, equipped in accordance with safety and labor-protection requirements. At the Employer's first request and within the period established by the Employer, the Employee undertakes to return immediately to the Employer any property received by him.
7.5. Liability of the Employer for harm caused to the life and health of the Employee in the performance of his labor duties (complete or partial loss of working capacity) is subject to insurance in accordance with applicable legislation of the Republic of Kazakhstan. The Employer shall compensate the Employee for the difference between the insurance amount and the actual amount of the harm. In the absence of payment of insurance compensation to the Employee, the Employer shall be obliged to compensate him for the harm in the procedure and on the terms provided for by applicable legislation.
7.6. Civil-law liability insurance of the Employer for causing harm to the life and health of the Employee in the performance of his labor (official) duties shall be effected in the procedure and on the terms provided for by applicable legislation of the Republic of Kazakhstan.

ARTICLE 8. REMUNERATION.

8.1. For the work performed, the Employer undertakes to pay the Employee, who has fully worked the standard monthly working hours and fulfilled his labor norms (labor duties), wages in the amount determined in Appendix 1 to this Agreement, in accordance with the procedure established by acts of the Employer. The Employer shall withhold from the Employee's wages, and remit to the budget of the Republic of Kazakhstan, income tax and other required taxes (where subject to withholding at the source of payment), mandatory pension contributions, and other deductions in accordance with applicable legislation of the Republic of Kazakhstan.
8.2. Wages shall be paid to the Employee no later than the 10th (tenth) day of the month following the month worked. Where the payment date coincides with weekends or public holidays, payment shall be made on the preceding business day. The Employer has the right to pay the Employee's wages earlier than the established date, including by splitting the total amount of wages into several parts payable on different days, but not later than the term established by the Agreement.
8.3. The method and place of payment of wages and other payments to the Employee shall be determined by the Employer. By the Employer's decision, payments to the Employee may be made in cash or by transfer of funds to the Employee's bank account (card or other account).
8.4. In order to enhance the Employee's interest in improving production efficiency and the quality of work performed, the Employer has the right to introduce bonus systems and other forms of labor incentivization, and has the right, at its own discretion, to pay the Employee one-off incentive payments in the procedure and on the terms provided for by acts of the Employer.
8.5. For work on weekends and public holidays, the Employee shall, at his request, be granted another day off, or shall be paid at one-and-a-half times the rate, based on his daily (hourly) rate.
8.6. Upon termination of the Agreement, payment of the amounts due to the Employee shall be made no later than three working days after termination.

ARTICLE 9. WORKING-HOURS REGIME AND REST TIME.
9.1. The Employee is established a five-day working week with a daily duration of working hours of 8 (eight) hours, amounting to 40 (forty) working hours per week.
9.2. The Employee is established a 5-day working week with 2 days off. Where required by production necessity related to the Employer's work schedule, the Employee may be engaged in overtime work, and work on holidays and days off, in the procedure and on the terms provided for by applicable legislation of the Republic of Kazakhstan.
9.3. The Employee may apply for permission to work under a modified schedule, in accordance with production necessity and taking into account his social, domestic and personal needs. The Employer reserves the right, in the future, to establish shifts, to divide the daily working time into parts, to work under a flexible working-time regime, or to otherwise change the working hours, other working days and hours, in accordance with the legislation of the Republic of Kazakhstan. Where necessary, an employee shift schedule shall be established by an act of the Employer.
9.4. The working-hours regime, rest time, work schedule and break times for the Employee are established as follows: the normal working day runs from 09:00 to 18:00 with a break from 13:00 to 14:00 for rest and meals.
9.5. Applicable legislation shall govern the duration of rest between working days, and general days off and official holidays.
9.6. The Employer guarantees the Employee annual paid labor leave (hereinafter "Labor Leave") of 30 (thirty) calendar days, with retention of workplace, position and average wages.
9.7. Paid annual labor leave shall be granted to the Employee in accordance with the leave schedule approved annually by the Employer. Paid annual labor leave may be granted in parts, provided that one part of the paid annual leave must be no less than two calendar weeks, taking into account production necessity. Notice of the intention to take scheduled leave must be given by the Employee in writing. Paid annual labor leave for the first and subsequent years of work shall be granted to the Employee at any time during the working year by agreement of the Parties.
9.8. Labor Leave may be interrupted by the Employer only with the Employee's written consent. Refusal by the Employee of the Employer's proposal does not constitute a violation of labor discipline.
9.9. The portion of paid annual labor leave not used in connection with recall, by agreement of the Parties to the Agreement, shall be granted during the current working year or, alternatively, joined to the paid annual labor leave for the following working year.
9.10. It is prohibited not to grant Labor Leave for 2 (two) consecutive years. In order to comply with this requirement of the law, where agreement is not reached with the Employee on the sequence for granting a specific Labor Leave, in full or in part, the Employer has the right to grant the Employee such Labor Leave (or part thereof) unilaterally by its order, having notified the Employee of its order to grant him such Leave (or part thereof) no later than two weeks in advance.
9.11. Upon the Employee's application, he may be granted unpaid leave for a period agreed with the Employer.

9.12. On the basis of the Employee's written application, the Employer is obliged to grant unpaid leave of up to 5 (five) calendar days in the following cases:
9.12.1. the Employee's registration of marriage;
9.12.2. birth of the Employee's child;
9.12.3. death of the Employee's close relatives;
9.12.4. other cases provided for by the collective agreement (if any).
9.13. Provision to the Employee of social leaves in connection with the birth (adoption) of a newborn child (children) shall be carried out on the terms provided for by the legislation of the Republic of Kazakhstan.

ARTICLE 10. GUARANTEES AND COMPENSATION REGIME. SOCIAL BENEFITS.
10.1. The Employer shall pay the Employee compensation in the amount and in the cases provided for by applicable legislation of the Republic of Kazakhstan (including compensation upon termination of this Agreement; compensation for unused leave; compensation for work on holidays and days off; compensation of business-trip expenses; and other compensation provided for by legislation). Where the amount of such compensation is not defined by the norms of applicable legislation of the Republic of Kazakhstan, the amount of compensation shall be determined by an additional agreement of the Parties.
10.2. Compensation for unused leave or a part thereof, and compensation for work on holidays and days off, may be replaced with the grant of other days off, at the Employee's discretion.
10.3. Under an additional agreement of the Parties, where the Employee's personal property is used in the interests of the Employer and with his consent, the Employer shall pay compensation for the use and wear (depreciation) of the instrument, personal transport, and other technical means, and for the costs of their operation.
10.4. The Employer shall make compensation payments in connection with loss of employment, in the amount of one month's average wages, in the following cases: 1) upon termination of the Agreement at the Employer's initiative, in the case of liquidation of the Employer as a legal entity; 2) upon termination of the Agreement at the Employer's initiative, in the case of a reduction in the number or staff of employees; 3) upon termination of the Agreement at the Employer's initiative, in the case of the Employer's non-compliance with the terms of the Agreement.
10.5. The Employer shall be obliged, at its own expense, to pay the Employee social benefit for temporary disability.
10.6. Certificates of temporary disability, issued in accordance with the procedure approved by the authorized healthcare body, shall constitute the basis for payment of social benefits for temporary disability.
10.7. Social benefits for temporary disability shall be paid to the Employee from the first day of temporary disability until the day working capacity is restored or disability is established, in accordance with the legislation of the Republic of Kazakhstan.
10.8. The amounts of social benefits for temporary disability shall be determined by the Government of the Republic of Kazakhstan, and the procedure for their assignment and payment shall be determined by the authorized state labor body.

ARTICLE 11. THE EMPLOYEE'S PERSONAL DATA.
11.1. The Employer processes (collects, stores, transfers) the Employee's personal data in the procedure provided for by this Agreement and by applicable legislation of the Republic of Kazakhstan. For these purposes, "personal data," within the framework of the labor relations between the Employee and the Employer, means information about the Employee necessary for the establishment, continuation and termination of the labor relationship, including, but not limited to: data contained in registration, accounting and other identifying documents; on education, qualification and specialty; on property status, social status and official position; on the Employee's place of residence; on military duty; on length of service and places of previous work; on the Employee's personal and business qualities; and other information which, by agreement of the Parties or under the legislation of the Republic of Kazakhstan, is qualified as the Employee's personal data.
11.2. When processing the Employee's personal data, the Employer shall observe the following requirements:
11.2.1. processing of the Employee's personal data shall be carried out for the purposes of ensuring compliance with regulatory legal acts of the Republic of Kazakhstan, assisting the Employee's employment, training and career advancement, and ensuring the Employee's personal safety;
11.2.2. the scope and content of the Employee's personal data processed shall be determined in accordance with this Agreement, the Employer's internal documents, and the legislation of the Republic of Kazakhstan;
11.2.3. personal data shall be provided to the Employer by the Employee in person;
11.3. The Employer shall have no right to require from the Employee information about his political, religious or other convictions, private life, or membership in or activity within public associations, including trade unions;
11.4. When making decisions affecting the Employee's interests, the Employer shall have no right to base such decisions on the Employee's personal data obtained through automated processing or by electronic means;

11.5. Protection of the Employee's personal data shall be ensured by the Employer in the procedure established by the legislation of the Republic of Kazakhstan;
11.6. The procedure for storage of the Employee's personal data at the Company shall be established by a relevant act of the Employer, subject to the requirements established by the legislation of the Republic of Kazakhstan. The Employee must be familiarized with the Employer's act establishing the procedure for storage of the Employee's personal data;
11.7. For purposes of ensuring the protection of personal data held by the Employer, the Employee shall have the right to:
11.7.1. free access to his personal data, including the right to receive copies of records containing the Employee's personal data, except in cases provided for by legislation;
11.7.2. exclusion or correction of inaccurate or incomplete personal data, and of data processed in violation of the requirements of the legislation of the Republic of Kazakhstan;
11.7.3. require notification of persons to whom incorrect or incomplete personal data of the Employee were previously communicated, of any corrections made thereto;
11.7.4. appeal to a court against acts (omissions) of the Employer committed in the processing of the Employee's personal data.

ARTICLE 12. LIABILITY OF THE PARTIES.
12.1. For improper performance of the obligations stipulated by this Agreement, the Parties shall bear liability in accordance with applicable legislation of the Republic of Kazakhstan.

ARTICLE 13. TERMINATION AND CANCELLATION OF THE AGREEMENT.
13.1. This Agreement may be terminated in the procedure provided for by applicable legislation of the Republic of Kazakhstan, on the following grounds:
13.1.1. by agreement of the Parties;
13.1.2. upon expiry of the term of the Agreement;
13.1.3. at the Employer's initiative;
13.1.4. in connection with transfer of the Employee to another employer;
13.1.5. at the Employee's initiative;
13.1.6. upon the occurrence of circumstances beyond the will of the Parties;
13.1.7. in the case of the Employee's refusal to continue the labor relationship;
13.1.8. in the case of the Employee's transfer to an elective office (position), or appointment to a position excluding the possibility of continuing the labor relationship, except in cases provided for by the legislation of the Republic of Kazakhstan;
13.1.9. in the case of violation of the conditions for concluding the Agreement.
13.2. A Party to the Agreement wishing to terminate the Agreement by agreement of the Parties shall send written notice to the other Party. The Party receiving such notice shall be obliged, within 3 (three) working days, to inform the other Party in writing of its decision. The date of termination of the Agreement by agreement of the Parties shall be determined by agreement between the Employee and the Employer. The Employer may terminate the Agreement without complying with the requirements of this subclause, subject to a compensation payment in the amount of one average monthly wage.
13.3. At the Employer's initiative, this Agreement may be terminated unilaterally on the following grounds:
13.3.1. liquidation of the Employer;
13.3.2. reduction of the number or staff of employees;
13.3.3. deterioration of the Employer's economic condition entailing a reduction in production, of work performed and of services rendered;
13.3.4. the Employee's non-conformity with the position held or the work performed, due to insufficient qualification confirmed by the results of a certification;
13.3.5. the Employee's non-conformity with the position held or the work performed, due to a state of health preventing continuation of the given work;
13.3.6. a negative result of work during the probationary period;
13.3.7. absence of the Employee from work without good cause for three or more hours in a row during one working day (work shift);
13.3.8. the Employee being at work in a state of alcoholic, narcotic, toxic or psychotropic intoxication (or their analogues), including in cases of consumption of such substances during the working day, causing a state of alcoholic, narcotic, toxic or psychotropic intoxication (or their analogues);
13.3.9. refusal to undergo a medical examination for establishment of the fact of use of substances causing a state of alcoholic, narcotic or toxicomanic intoxication, confirmed by an appropriate act;

13.3.10. violation by the Employee of labor-protection or fire-safety rules that entailed or could have entailed grave consequences, including industrial injuries and accidents;
13.3.11. commission by the Employee, at the place of work, of theft (including petty theft) of another's property, or its deliberate destruction or damage, established by a court verdict or ruling that has entered into legal force;
13.3.12. commission, by an Employee servicing monetary or commodity valuables, of culpable acts or omissions, where such acts or omissions give grounds for loss of confidence in him on the part of the Employer;
13.3.13. disclosure by the Employee of confidential information protected by law and other secrets that became known to him in connection with the performance of labor duties;
13.3.14. repeated failure to perform or improper performance by the Employee, without good cause, of labor duties, where he already has a disciplinary sanction;
13.3.15. submission by the Employee to the Employer of knowingly false documents or information when concluding this Agreement, where the authentic documents or information could have served as grounds for refusal to conclude the Agreement;
13.3.16. the Employee's failure to appear at work for more than two consecutive months due to temporary disability, except where the employee is on maternity leave, or where the disease is included in the list of diseases for which a longer period of temporary disability is established, as approved by the authorized state healthcare body;
13.3.17. commission by the Employee of a corruption offense excluding, in accordance with a judicial act, the possibility of further work;
13.3.18. the Employee reaching the retirement age established by the Law of the Republic of Kazakhstan "On Pension Provision in the Republic of Kazakhstan," with the right of annual extension of the term of the Agreement by mutual consent of the Parties;
13.3.19. absence of the Employee from work for more than one month for reasons unknown to the Employer.
13.4. In case of termination of the Agreement at the Employee's initiative, the Employee must give the Employer written notice thereof no later than one month in advance. With the Employer's written consent, termination of the Agreement may be effected prior to expiry of the notice period.
13.5. When terminating the Agreement on the grounds provided for by subclauses 2) and 3) of clause 13.3, the Employer is obliged to notify the Employee of termination of the Agreement no less than one month in advance. With the Employee's written consent, termination of the Agreement may be effected prior to expiry of the notice period. By agreement of the Parties, the notice period may be replaced with payment of wages proportional to the unworked notice period.
13.6. Termination of the Agreement shall be formalized by an act of the Employer indicating the grounds for termination of the Agreement in accordance with the legislation of the Republic of Kazakhstan. A copy of the Employer's act on termination of the Agreement shall be delivered to the Employee, or sent to him by letter with notification, within three days.
13.7. The date of termination of the Agreement is the last working day, except in cases provided for by the legislation of the Republic of Kazakhstan. On the day of termination of the Agreement, the Employer is obliged to issue the labor record book or other document confirming the Employee's labor activity.

ARTICLE 14. LABOR DISPUTES.
14.1. Individual labor disputes shall be considered by conciliation commissions, and for unresolved matters, or non-performance of a decision of the conciliation commission, by courts.
14.2. A dispute shall be considered in the presence of the applicant and (or) his authorized representative, within the limits of the powers delegated to him in accordance with regulatory legal acts of the Republic of Kazakhstan.
14.3. The conciliation commission is obliged to consider the dispute within fifteen working days from the date of registration of the application, and to issue to the parties to the dispute copies of the decision taken, within three working days from the date of its adoption.
14.4. The decision of the conciliation commission is subject to performance within the period established by it, except for a dispute concerning reinstatement in the workplace.
14.5. In the case of non-performance of the decision of the conciliation commission within the established period, the Employee or the Employer has the right to apply to a court.

ARTICLE 15. AMENDMENT OF THE AGREEMENT.
15.1. Amendments and additions to this Agreement, including in the case of transfer to another job, shall be made by the Parties in writing, in the form of an Additional Agreement.
15.2. Notice of amendment of the terms of the Agreement shall be submitted by one of the Parties and considered by the other Party within five working days from the date of its submission. The Party that has received notice of amendment of the terms of this Agreement, including upon transfer to another job, shall be obliged to inform the other Party of its decision within the period established in this clause.

15.3. In connection with changes related to reorganization, or changes in economic or technological conditions, labor-organization conditions and (or) a reduction in the volume of work at the Employer, a change of the Employee's working conditions is permitted, provided he continues to work in his specialty or profession corresponding to his qualification.

ARTICLE 16. OTHER TERMS.
16.1. Other matters not addressed by this Agreement shall be settled on the basis of applicable legislation of the Republic of Kazakhstan.
16.2. Recognition of this Agreement as invalid through the fault of the Employer shall not entail loss by the Employee of the right to remuneration for labor, the compensation payment for unused days of paid annual leave, or other payments and benefits.
Recognition of individual terms of the Agreement as invalid shall not entail invalidity of the Agreement as a whole.
16.3. In the event of a change of the Company's name, a change of ownership of participatory interests in the Company, or reorganization of the Company, the labor relationship with the Employee shall continue unchanged.
16.4. This Agreement is executed in two counterparts: in two copies in the Russian and Kazakh languages, of equal legal force, one copy for each of the Parties, in two copies in each language.

ARTICLE 17. SIGNATURES OF THE PARTIES

EMPLOYER	EMPLOYEE
Executive Director	Lee A.V.
HR Department
Kashkimbayeva Z.Kh.
Signature: /s/ Kashkimbayeva Z.Kh. /seal/	Signature: /s/ Lee A. V. Full name: /s/ Lee Alexey Vladislavovich

APPENDIX 1
to Employment Agreement No. 24-161
dated September 16, 2024

1. The Employer establishes the following amount of remuneration for the Employee:
The Employee's monthly official salary is 4,000,000 (Four million) tenge (excluding mandatory social health insurance contributions, mandatory pension contributions to the accumulative pension fund, and individual income tax and other mandatory payments to the budget at the rates determined by the legislation of the Republic of Kazakhstan).

EMPLOYER	EMPLOYEE
Executive Director	Lee A.V.
HR Department
Kashkimbayeva Z.Kh.
Signature: /s/ Kashkimbayeva Z.Kh. /seal/	Signature: /s/ Lee A.V.

APPENDIX 2
to Employment Agreement No. 24-161
dated September 16, 2024

Letter of Undertaking on Non-Disclosure of Insider Information

I, Lee Alexey Vladislavovich, am an insider with respect to the companies within the Freedom Holding Corporation group (hereinafter the "Group") and have access to insider information, and am included in the Group's List of Insiders, in accordance with the internal control rules on access to insider information, the procedure for its disclosure, and the prevention of improper use of insider information, and other rules of the Group.
As an insider, I do not have the right to:
1. use insider information when making transactions in securities (derivative financial instruments);
2. transfer to third parties, or make available to third parties, insider information, except in cases provided for by the laws of the Republic of Kazakhstan;
3. provide third parties with recommendations concerning transactions in securities based on insider information.
Insider information that I possess or will possess in the future is strictly confidential. I must take all available effective measures to prevent unauthorized persons from gaining access to insider information.
In the event of non-compliance with the above-mentioned restrictions, and improper use and dissemination of insider information, I may be held liable as provided for by the legislation of the Republic of Kazakhstan, and disciplinary sanctions may be applied to me in accordance with the labor legislation of the Republic of Kazakhstan and the internal documents of the Group.
By signing this letter, I confirm my acceptance of the above-mentioned restrictions established by the legislation of the Republic of Kazakhstan with respect to insiders, as well as my acceptance of the above-mentioned circumstances concerning non-disclosure of insider information, and my familiarization with the sanctions under the legislation of the Republic of Kazakhstan for improper use and disclosure of insider information.

EMPLOYEE: Lee A.V.
Signature: /s/ Lee Alexey Vladislavovich

APPENDIX 3
to Employment Agreement No. 24-161
dated September 16, 2024

Notice of Acquisition of Insider Status

Lee Alexey Vladislavovich, we hereby notify you that you are recognized as an insider with respect to the companies within the Freedom Holding Corporation group (hereinafter the "Group"), in accordance with clause 3 of Article 56-1 of the Law of the Republic of Kazakhstan No. 461-II dated July 2, 2003 "On the Securities Market" (hereinafter the "Law"), and are included in the list of persons having access to the Group's insider information. The list of insiders shall indicate the date on which you first obtained access to insider information, the date access to insider information ceased, and the grounds on which you were included in the list of insiders.
Upon termination of access to insider information, you shall be excluded from the Company's list of insiders, which shall be noted accordingly in the relevant list.
Insider information is reliable information about securities (derivative financial instruments), about transactions with them, and about the issuer that issued (placed) the securities (derivative financial instruments) and the activities it carries out, constituting a commercial secret, as well as other information not known to third parties, disclosure of which may affect the change in value of the securities (derivative financial instruments) and the activities of their issuer.
We inform you that, in accordance with clause 4 of Article 56-1 of the Law "On the Securities Market" (hereinafter the "Law") and the Rules of Internal Control over the Disposal and Use of Insider Information and other rules of the Group, you are NOT ENTITLED to:
1) use insider information of the Company/issuer when making transactions in securities (derivative financial instruments);
2) transfer to third parties, or make available to third parties, insider information, except in cases provided for by the laws of the Republic of Kazakhstan;
3) provide third parties with recommendations concerning transactions in securities based on insider information.

Obligation of Confidentiality
Insider information that you possess or will possess in the future is strictly confidential and shall not be disclosed to third parties. You must take all available effective measures to prevent unauthorized persons from gaining access to insider information.

Liability for Improper Use of Insider Information
If the above-mentioned restrictions are not complied with, and insider information is improperly used and disseminated, you may be held civil-law and administrative liable as provided for by the legislation of the Republic of Kazakhstan, and disciplinary sanctions may also be applied to you in accordance with the labor legislation of the Republic of Kazakhstan and the internal documents of the Group.

EMPLOYER	EMPLOYEE
Executive Director	Lee A.V.
HR Department
Kashkimbayeva Z.Kh.
Signature: /s/ Kashkimbayeva Z.Kh. /seal/	Signature: /s/ Lee A.V.

APPENDIX 4
to Employment Agreement No. 24-161
dated September 16, 2024

UNDERTAKING
on Non-Disclosure of Confidential Information

I, Lee Alexey Vladislavovich, being an employee of Freedom Holding Operations LLP, undertake:

1. Not to disclose, during the period of employment, confidential information established by the Regulation on Confidential Information of Freedom Holding Operations LLP, which is or becomes entrusted to me, or which becomes known to me, in the course of performance of my labor duties, and, for three years from the moment of termination (cancellation) of the employment agreement with Freedom Holding Operations LLP.

2. Not to transfer, without the consent of Freedom Holding Operations LLP, and not to disclose publicly, information constituting confidential information to third parties, except in cases where the transfer of such information is included among the employee's official duties, or is provided for by an agreement between such person and Freedom Holding Operations LLP, or is authorized in the procedure established by the Company's internal regulatory documents.

3. In the event of an attempt by outsiders to obtain confidential information, immediately report this to the management of Freedom Holding Operations LLP and to the Security Service (hereinafter "SS").

4. Keep confidential the commercial secrets of persons and organizations with which Freedom Holding Operations LLP has business relations.

5. Not to use knowledge of confidential information for any activity that, as a competing act, could cause damage to Freedom Holding Operations LLP and (or) its clients or counterparties.

6. Not to disclose orally or in writing to any person whatsoever information constituting confidential information of Freedom Holding Operations LLP.

7. Immediately inform the management of Freedom Holding Operations LLP of the loss or shortage of media carrying confidential information, of certificates, passes, keys to premises, storage facilities, safes (metal cabinets), seals, stamps and other facts that could lead to disclosure of information constituting confidential information, as well as of the causes and conditions of possible leakage of such information.

8. Comply with the requirements of the internal regulatory and administrative documents of Freedom Holding Operations LLP applicable to me for ensuring the safekeeping of information constituting confidential information.

9. In the event of termination of the labor relationship, ensure the transfer to authorized persons of Freedom Holding Operations LLP of all media carrying information constituting confidential information that were in my possession in connection with the performance of my labor duties.

10. Not to disclose or use for myself or for third parties information relating to confidential information in the event of termination of the labor relationship.

11. Not to disclose or use for myself or other persons information constituting confidential information obtained by me in the course of work at Freedom Holding Operations LLP, for a period of 3 (three) years from the date of dismissal.

I acknowledge that the personal computers (desktop and laptop), tablet devices, mobile telephones and other technical devices allocated to me by the employer for the performance of labor duties, as well as the corporate e-mail address created by the employer for its employees, must be used exclusively for receiving and transmitting information of a work-related nature. I agree that use of the above-mentioned means for personal purposes is not permitted.

I acknowledge, and have been warned, that the employer has the right to obtain access to information about web pages I have viewed on the Internet, as well as to the content of e-mail messages (electronic letters) sent and received via corporate mail using the corporate resources of Freedom Holding Operations LLP. Exercise of this right may be carried out for purposes of monitoring: the reasonableness of use of the Internet; the compliance of these actions with production necessity; compliance by the employee with the ethical standards adopted at Freedom Holding Operations LLP in dealings with counterparties; the absence of confidential information in outgoing messages; and other similar matters.

I, Lee Alexey Vladislavovich, Advisor, having familiarized myself with the Memorandum on Ensuring Information Security (hereinafter the "Memorandum"), express my agreement with the standards established by the Memorandum, and undertake to comply with and be guided by the Memorandum in my professional activity.

I am aware that violation of the Regulation and the Memorandum may entail disciplinary, criminal, administrative, civil-law or other liability provided for by applicable legislation of the Republic of Kazakhstan, in the form of a disciplinary sanction, an obligation to compensate Freedom Holding Operations LLP for damage (losses, lost profit and moral harm), and other measures of impact provided for by the legislation of the Republic of Kazakhstan.

Instructed:            Lee Alexey Vladislavovich

/s/ Lee Alexey Vladislavovich
(signature)